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                                                                    EXHIBIT 21.1

                           BURLINGTON RESOURCES INC.

                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the significant subsidiaries of Burlington Resources Inc. showing the place of incorporation or organization and the percentage of voting securities owned.

                                                                       PERCENTAGE
                                                                         OF VOTING
                                                                     SECURITIES OWNED
                                                 JURISDICTION OF        DIRECTLY OR
                                                  INCORPORATION       INDIRECTLY BY
                   NAME OF COMPANY               OR ORGANIZATION     IMMEDIATE PARENT
                   ---------------               ---------------     ----------------
Burlington Resources International Inc......        Delaware               100%
Burlington Resources Hydrocarbons Inc.......        Delaware               100%
Burlington Resources Oil & Gas Company LP...        Delaware               100%
Burlington Resources Trading Inc............        Delaware               100%
Glacier Park Company........................        Delaware               100%
The Louisiana Land and Exploration Company..        Maryland               100%
BROG GP Inc.................................        Delaware               100%
BROG LP Inc.................................        Delaware               100%
Burlington Resources Canada Ltd.............     Alberta, Canada           100%
Burlington Resources Canada (Hunter) Ltd....     Alberta, Canada           100%
Burlington Resources Canada Partnership.....     Alberta, Canada           100%


 The names of certain subsidiaries are omitted as such subsidiaries, considered as a single subsidiary, would not constitute a significant subsidiary.